SECOND SUPPLEMENTAL INDENTURE

            SECOND SUPPLEMENTAL INDENTURE, dated as of April 30, 1999 (this "Second Supplemental Indenture"), among USI Global Corp., a Delaware corporation ("Newco"), U.S. Industries, Inc., a Delaware corporation ("USI"), and USI American Holdings, Inc., a Delaware corporation ("USIAH"), as Issuers, USI Atlantic Corp., a Delaware corporation, as Guarantor (the "Guarantor"), and The Chase Manhattan Bank, as Trustee (the "Trustee"). Capitalized terms used herein without definition have the meanings assigned to such terms in the Indenture (as defined below).

                              W I T N E S S E T H:

            WHEREAS, on the date hereof, pursuant to a Transfer and Assumption Agreement, dated as of the date hereof, among USI, USIAH and Newco, USIAH transferred substantially all of its assets to Newco in exchange for shares of preferred stock of Newco;

            WHEREAS, USIAH, USI and the Trustee's predecessor as Trustee executed and delivered an Indenture, dated as of December 12, 1996 (as amended, the "Indenture"), to provide for the issuance of the 7 1/4% Senior Notes due December 1, 2006 of USIAH (the "Securities");

            WHEREAS, Section 801 of the Indenture permits USIAH to transfer substantially all of its assets to a corporation duly organized and validly existing under the laws of any state of the United States of America, provided that such corporation expressly assumes all obligations of USIAH under the Indenture and certain other conditions are met;

            WHEREAS, Section 901 of the Indenture permits USIAH and the Guarantor, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more indentures supplemental to the Indenture, in form and substance satisfactory to the Trustee, to make provisions with respect to matters or questions arising under the Indenture which do not materially adversely affect the interests of the Holders of the Securities;

            WHEREAS, Newco desires expressly to assume, jointly and severally, with USI and USIAH all obligations of the Issuers under the Indenture, including, without limitation, the due and punctual payment of the principal of, premium, if any, and interest on, and Additional Amounts, if any, with respect to the Securities when due;

            WHEREAS, USIAH desires to remain obligated as an Issuer under the Indenture following such assumption of obligations by Newco; and

            WHEREAS, USI, USIAH and the Guarantor have requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to
Section 901 of the Indenture, and all requirements necessary to make this Second Supplemental
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Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects by each of Newco, USI, USIAH and the Guarantor.

                NOW, THEREFORE, Newco, USI, USIAH and the Guarantor covenant and agree with the Trustee as follows:

                                    ARTICLE I

                            ASSUMPTION AND AMENDMENTS

            SECTION 1.01. Assumption. Newco hereby fully, irrevocably and unconditionally assumes, jointly and severally, all obligations of the Issuers under the Indenture and the Securities, including, without limitation, the due and punctual payment of the principal of, premium, if any, and interest on, and the Tax Redemption Price and Additional Amounts, if any, with respect to the Securities in accordance with the terms of the Securities and the Indenture.

            SECTION 1.02. Ranking. The obligations of Newco under Section 1.01 hereto will be unsecured senior obligations of, and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of, Newco.

            SECTION 1.03. Provision of Financial Statements. All references to the "Issuer" in Section 1011 of the Indenture shall refer solely to USI.

            SECTION 1.04. Limitation and Restricted Payments. All references to the "Issuer" in Section 1010 of the Indenture shall refer to USIAH and Newco (but not USI) and all references to a "Restricted Subsidiary" in such Section 1010 shall refer to Restricted Subsidiaries of USIAH and Newco.

                                   ARTICLE II

                                  MISCELLANEOUS

            SECTION 2.02. Confirmation of Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

            SECTION 2.03. Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture.

            SECTION 2.04. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE


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WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS
OF LAWS PRINCIPLES THEREOF.

            SECTION 2.05. Separability. In case any provision contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            SECTION 2.06. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                       [SIGNATURES BEGIN ON THE NEXT PAGE]


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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.


                                       USI GLOBAL CORP.


                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                       U.S. INDUSTRIES, INC.


                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                       USI AMERICAN HOLDINGS, INC.


                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                       USI ATLANTIC CORP.


                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                       THE CHASE MANHATTAN BANK


                                       By: /s/ Devorah H. Rosen
                                           -------------------------------------
                                           Name:  DEVORAH H. ROSEN
                                           Title: VICE PRESIDENT


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